Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter Ended March 31, 2009

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to the results of McDonald’s Corporation for the first quarter ended March 31, 2009. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation

While changing foreign currencies affect reported results, McDonald’s mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases certain incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit / (Cost)

Quarters ended March 31,	2009	2008	2009
Revenues	$5,077.4	$5,614.8	$(642.4)
Company-operated margins	564.2	659.2	(72.5)
Franchised margins	1,296.0	1,316.2	(109.0)
Selling, general & administrative expenses	497.3	552.4	43.0
Operating income	1,400.4	1,462.8	(137.9)
Net income	979.5	946.1	(86.2)
Earnings per share – diluted	0.87	0.81	(0.08)

Foreign currency translation had a negative impact on consolidated operating results for the quarter as the U.S. Dollar strengthened against most currencies of foreign markets in which we operate, primarily the Euro, British Pound, Australian Dollar and Canadian Dollar. The weaker Russian Ruble also had a negative impact on operating results.

Net Income and Diluted Earnings per Share

For the first quarter 2009, net income was $979.5 million and diluted earnings per share were $0.87. Results benefited by a $47.4 million, or $0.04 per share, after tax gain on the sale of the Company’s minority interest in Redbox Automated Retail, LLC (Redbox). Results were negatively impacted by $0.08 per share due to the effect of foreign currency translation. For the first quarter 2008, net income was $946.1 million and diluted earnings per share were $0.81.

During the first quarter 2009, the Company repurchased 14.6 million shares of its stock for $823.2 million and paid a quarterly dividend of $0.50 per share or $553.4 million.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments, and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales, and generally include initial fees.

REVENUES

Dollars in millions

Quarters ended March 31,	2009	2008	% Inc / (Dec)	% Inc / (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,043.5	$1,110.1	(6)	(6)
Europe	1,413.7	1,785.6	(21)	—
APMEA*	875.7	895.6	(2)	9
Other Countries & Corporate**	151.8	207.5	(27)	(9)
Total	$3,484.7	$3,998.8	(13)	—

Franchised revenues
U.S.	$832.9	$786.5	6	6
Europe	534.5	590.0	(9)	7
APMEA*	133.4	136.8	(2)	16
Other Countries & Corporate**	91.9	102.7	(11)	9
Total	$1,592.7	$1,616.0	(1)	7

Total revenues
U.S.	$1,876.4	$1,896.6	(1)	(1)
Europe	1,948.2	2,375.6	(18)	2
APMEA*	1,009.1	1,032.4	(2)	10
Other Countries & Corporate**	243.7	310.2	(21)	(4)
Total	$5,077.4	$5,614.8	(10)	2

*	APMEA represents Asia/Pacific, Middle East and Africa

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities

The Company continues to optimize its restaurant ownership mix, cash flow and returns through its refranchising strategy. The shift to a greater percentage of franchised restaurants is expected to negatively impact consolidated revenues as Company-operated sales shift to franchised sales, where we receive rent and/or royalties. In addition, the Company expects a decrease in Company-operated margin dollars and an increase in franchised margin dollars. The impact on margin percentages will vary based on sales and operating costs of refranchised restaurants.

•	Consolidated: Revenues decreased 10% (increased 2% in constant currencies) for the quarter. The constant currency growth was driven by positive comparable sales in all segments, partly offset by the impact of the refranchising strategy in certain of the Company’s major markets. As a result of refranchising, franchised restaurants represent 80% of systemwide restaurants at March 31, 2009 compared with 78% at March 31, 2008.

•	U.S.: The decrease in revenues was due to the impact of the refranchising strategy, mostly offset by an increase in comparable sales driven by our iconic core products, market-leading breakfast business, including McCafé coffees, and continued focus on everyday value.

•	Europe: The constant currency increase in revenues was primarily due to strong comparable sales in the U.K., France and Russia (which is entirely Company-operated). These increases were partly offset by the impact of the refranchising strategy, primarily in the U.K. and Germany.

•	APMEA: The constant currency increase in revenues was primarily driven by strong comparable sales in Australia and expansion in China, partly offset by negative comparable sales in China due to the weak economic environment.

Comparable sales are a key performance indicator used within the retail industry and are reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, including those operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed.

COMPARABLE SALES

	% Increase / (Decrease)

	Months Ended March 31,*		Quarters Ended March 31,** , ***
	2009	2008	2009	2008
U.S.	5.6	(0.8)	4.7	2.9
Europe	2.9	10.2	3.2	11.1
APMEA	5.4	9.6	5.5	9.4
Other Countries & Corporate	2.7	13.6	4.4	15.3
Total	4.5	5.2	4.3	7.4

*	The number of weekdays and weekend days can impact our reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from -1.0% to -1.8% in March 2009. In addition, the timing of holidays can also impact comparable sales. In March, Europe’s comparable sales were negatively impacted by approximately 2 percentage points due to the change in timing of Easter-related school and business holidays from March 2008 to April 2009.

**	On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, including those operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 1.0% and 3.2% for the quarters ended March 31, 2009 and 2008, respectively.

***	Comparable sales and guest counts for the first quarter 2009 were negatively impacted by about 1 percentage point due to the occurrence of leap year in 2008, while comparable sales and guest counts for first quarter 2008 benefited by about 1 percentage point.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended March 31, 2009		Quarter Ended March 31, 2009
	% Inc / (Dec)	% Inc Excluding Currency Translation	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	6	6	6	6
Europe	(16)	5	(13)	5
APMEA	—	9	4	9
Other Countries & Corporate	(15)	4	(12)	6
Total	(4)	6	(2)	6

FRANCHISED SALES

Dollars in millions

Quarters ended March 31,	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	$6,253.9	$5,803.6	8	8
Europe	3,067.5	3,357.0	(9)	8
APMEA	2,280.4	2,128.8	7	10
Other Countries & Corporate	1,177.9	1,296.1	(9)	9
Total*	$12,779.7	$12,585.5	2	8

*	Included $2,729.0 million and $2,567.2 million of sales in 2009 and 2008, respectively, on which the Company earns a royalty on sales from developmental licensee restaurants and foreign affiliated markets. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based on sales.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount			% Inc / (Dec)
Quarters ended March 31,	2009	2008	2009	2008	% Inc / (Dec)	Excluding Currency Translation
Franchised
U.S.	82.5	82.2	$686.9	$646.2	6	6
Europe	76.7	78.0	410.3	460.0	(11)	5
APMEA	90.2	89.0	120.3	121.8	(1)	16
Other Countries & Corporate	85.4	85.9	78.5	88.2	(11)	8
Total	81.4	81.4	$1,296.0	$1,316.2	(2)	7
Company-operated
U.S.	18.3	17.8	$190.8	$197.2	(3)	(3)
Europe	15.3	16.0	216.4	286.3	(24)	(6)
APMEA	15.8	16.6	138.4	148.4	(7)	4
Other Countries & Corporate	12.2	13.2	18.6	27.3	(32)	(16)
Total	16.2	16.5	$564.2	$659.2	(14)	(3)

•

Franchised: Franchised margin dollars decreased $20.2 million or 2% (increased 7% in constant currencies) for the quarter. Positive comparable sales in every segment and the refranchising strategy were the primary drivers of the constant currency growth in franchised margin dollars.

•	U.S.: The increase in the franchised margin percent was primarily driven by positive comparable sales.

•

Europe: The franchised margin percent was negatively impacted by the refranchising strategy, higher occupancy expenses and the cost of strategic brand and sales building initiatives, such as reimaging and extended hours, partly offset by positive comparable sales. These combined factors are expected to have a negative impact on the franchised margin percent to a lesser extent for the remainder of 2009. The strategic brand and sales building initiatives are designed to drive comparable guest count growth and long term profitability.

•

APMEA: The growth in the franchised margin percent was primarily a result of foreign currency translation, mostly due to the weakening Australian Dollar. Because Australia’s franchised margin percent is lower than the overall segment average, it had a less dilutive impact on the segment’s margin percent as the Australian Dollar weakened in 2009.

•

Company-operated: Company-operated margin dollars decreased $95.0 million or 14% (3% in constant currencies) for the quarter. Company-operated margin dollars were negatively impacted by the refranchising strategy. The refranchising strategy had a positive impact on the margin percent.

•	U.S.: The Company-operated margin percent increased due to positive comparable sales and the impact of the refranchising strategy, partly offset by higher commodity costs.

•

Europe: The Company-operated margin percent decreased primarily due to higher costs in Russia as a result of local inflation and the weaker Ruble’s impact on the cost of certain imported products. Overall, the segment was positively impacted by comparable sales and refranchising, offset by higher commodity and labor costs.

•	APMEA: The Company-operated margin percent declined primarily due to the negative impact of economic conditions in China.

The following table presents margin components as a percent of sales.

CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

Quarters ended March 31,	2009	2008
Food & paper	34.7	33.4
Payroll & employee benefits	26.0	26.8
Occupancy & other operating expenses	23.1	23.3
Total expenses	83.8	83.5
Company-operated margins	16.2	16.5

Selling, General & Administrative Expenses

•

Selling, general & administrative expenses decreased 10% (2% in constant currencies) for the quarter. Selling, general & administrative expenses as a percent of revenues remained flat at 9.8% for the first quarter 2009 compared with 2008 and as a percent of Systemwide sales decreased to 3.1% for 2009 compared with 3.3% for 2008.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

Quarters ended March 31,	2009	2008
Gains on sales of restaurant businesses	$(23.8)	$(13.1)
Equity in earnings of unconsolidated affiliates	(29.4)	(23.4)
Asset dispositions and other (income) expense	14.5	(3.8)
Total	$(38.7)	$(40.3)

•	In 2009, there were higher gains on sales of restaurant businesses reflecting the impact of the Company’s refranchising strategy, primarily in its major markets.

•	Asset dispositions and other (income) expense in 2008 included income of $17.8 million due to the partial recovery of prior years’ sales taxes in the U.K.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters ended March 31,	2009	2008	% Inc / (Dec)	% Inc Excluding Currency Translation
U.S.	$725.5	$682.5	6	6
Europe	489.9	577.2	(15)	1
APMEA	213.6	217.5	(2)	11
Other Countries & Corporate	(28.6)	(14.4)	(99)	16
Total	$1,400.4	$1,462.8	(4)	5

•	U.S.: Operating results increased primarily due to higher franchised margin dollars.

•	Europe: Operating results reflected solid operating performance in France and the U.K., offset by Germany and lower Company-operated margins in Russia.

•	APMEA: Operating results were driven by strong results in Australia and solid performance in Japan.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the first quarter 2009 and 2008 was 27.6% and 26.1%, respectively. In constant currencies, the 2009 combined operating margin increased 80 basis points.

Interest Expense

•	Interest expense for the quarter decreased primarily due to weaker foreign currencies and lower average interest rates, partly offset by higher average debt levels.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

Quarters ended March 31,	2009	2008
Interest income	$(5.7)	$(31.4)
Translation and hedging activity	(12.1)	4.7
Other (income) expense	1.4	(2.2)
Total	$(16.4)	$(28.9)

•

Interest income declined for the quarter primarily due to lower interest rates. Interest income in 2008 included $11.6 million of interest on the partial recovery of prior years’ sales taxes in the U.K.

•	Translation and hedging activity for the quarter included gains on the hedging of certain foreign-denominated cash flows.

Gain on Sale of Investment

In February 2009, the Company sold its minority ownership interest in Redbox to Coinstar, Inc., the majority owner, for a value of at least $134 million. In connection with the sale, the Company received initial consideration valued at $51.6 million consisting of 1.5 million shares of Coinstar common stock at an agreed to value of $41.6 million and $10 million in cash with the balance of the purchase price deferred. In connection with the transaction, the Company recognized a nonoperating pretax gain of $76.5 million in the first quarter 2009. In April, the Company sold all of its holdings in Coinstar common stock.

The deferred consideration, which is payable in cash and/or Coinstar common stock, at Coinstar’s option subject to certain limitations, will escalate based on the timing of payment and could increase the purchase price to a maximum of $151 million. The deferred consideration is due in part by July 31, 2009 and in full by October 30, 2009, but can be paid earlier by Coinstar. Additional nonoperating gain associated with the transaction will be recorded as the deferred consideration escalates and consideration is received, and will reflect any realized or unrealized changes in the value of Coinstar common shares.

Income Taxes

•

The effective income tax rate was 28.6% for first quarter 2009 compared with 30.6% for first quarter 2008. The effective tax rate for first quarter 2009 reflected tax benefits related to certain foreign transactions.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

•

Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add nearly 2 percentage points to 2009 Systemwide sales growth (in constant currencies), most of which will be due to the 709 net traditional restaurants added in 2008.

•

The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual net income per share by about 3 cents.

•

With about 75% of McDonald’s grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company’s commodity costs. For the full year 2009, the total basket of goods is expected to rise about 5% to 5.5% in the U.S. and about 4% to 4.5% in Europe with more of this pressure occurring in the first half of the year. Some volatility may be experienced between quarters in the normal course of business.

•

The Company expects full-year 2009 selling, general & administrative expenses to decline, in constant currencies, although fluctuations will be experienced between quarters due to certain items in 2008 such as the biennial Worldwide Owner/Operator Convention and the Beijing Summer Olympics.

•

Based on current interest and foreign currency exchange rates, the Company expects interest expense in 2009 to decrease approximately 5% to 10% compared with 2008. Interest income in 2009 is expected to decrease about 75% compared with 2008 primarily due to expected lower average interest rates.

•

A significant part of the Company’s operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company’s operating income outside the U.S. If all four of these currencies moved by 10% in the same direction compared with 2008, the Company’s annual net income per share would change by about 12 to 15 cents. Due to the recent strengthening of the U.S. Dollar relative to virtually all foreign currencies, full year 2009 revenues and net income per share will likely be negatively impacted by foreign currency translation. If foreign currency rates approximate current levels, currency translation is expected to negatively impact full year 2009 revenues and net income per share by $2.3 billion and $0.32 per share, respectively.

•

The Company expects the effective income tax rate for the full-year 2009 to be approximately 29% to 31%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•

The Company expects capital expenditures for 2009 to be approximately $2.1 billion. About half of this amount will be reinvested in existing restaurants while the rest will primarily be used to open about 1,000 restaurants (950 traditional and 50 satellites). The Company expects net additions of about 650 restaurants (750 net traditional additions and 100 net satellite closings). These restaurant numbers include new unit openings (about 300 restaurants) in affiliated and developmental licensed markets, such as Japan and Latin America, where the Company does not fund any capital expenditures.

•

For 2007 through 2009, the Company expects to return $15 billion to $17 billion to shareholders through share repurchases and dividends, subject to business and market conditions. For the full years 2007 and 2008 and first quarter of 2009 combined, the Company returned $12.9 billion to shareholders.

•

The Company continually reviews its restaurant ownership structures to optimize cash flow and returns and to enhance local relevance. The Company expects to refranchise 1,000 to 1,500 Company-operated restaurants between 2008 and 2010, primarily in its major markets, and will continue to utilize its developmental license strategy. For the full year 2008 and first quarter of 2009 combined, the Company refranchised about 770 restaurants, primarily in its major markets.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At March 31,	2009	2008	Inc
U.S.*	13,898	13,871	27

Europe
Germany*	1,337	1,301	36
United Kingdom	1,192	1,192	—
France	1,135	1,108	27
Spain	393	379	14
Italy	381	363	18
Other	2,212	2,142	70
Total Europe	6,650	6,485	165

APMEA
Japan*	3,746	3,737	9
China	1,074	911	163
Australia	782	762	20
Taiwan	347	346	1
Other	2,378	2,216	162
Total APMEA	8,327	7,972	355

Other Countries & Corporate
Canada*	1,419	1,408	11
Brazil	563	553	10
Mexico	382	365	17
Other	821	785	36
Total Other Countries & Corporate	3,185	3,111	74

Systemwide restaurants	32,060	31,439	621

Countries	118	118	—

*	Reflected the following satellites: At March 31, 2009 – U.S. 1,151, Germany 168, Japan 1,329, Canada 457; At March 31, 2008 – U.S. 1,220, Germany 152, Japan 1,403, Canada 437.

SYSTEMWIDE RESTAURANTS BY TYPE

At March 31,	2009	2008	Inc / (Dec)
U.S.
Conventional franchised	12,161	11,816	345
Company-operated	1,737	2,055	(318)
Total U.S.	13,898	13,871	27

Europe
Conventional franchised	4,442	4,164	278
Developmental licensed	119	104	15
Affiliated	91	91	—
Total Franchised	4,652	4,359	293
Company-operated	1,998	2,126	(128)
Total Europe	6,650	6,485	165

APMEA
Conventional franchised	786	741	45
Developmental licensed	1,115	1,016	99
Affiliated	4,043	3,992	51
Total Franchised	5,944	5,749	195
Company-operated	2,383	2,223	160
Total APMEA	8,327	7,972	355

Other Countries & Corporate
Conventional franchised	1,098	1,040	58
Developmental licensed	1,723	1,660	63
Total Franchised	2,821	2,700	121
Company-operated	364	411	(47)
Total Other Countries & Corporate	3,185	3,111	74

Systemwide
Conventional franchised	18,487	17,761	726
Developmental licensed	2,957	2,780	177
Affiliated	4,134	4,083	51
Total Franchised	25,578	24,624	954
Company-operated	6,482	6,815	(333)
Total Systemwide	32,060	31,439	621

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

This report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is our ability to remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our operating environment. The informal eating out segment of the restaurant industry, although largely mature in our major markets, is also highly fragmented and competitive. We have the added challenge of the cultural, economic and regulatory differences that exist among the more than 100 countries where we operate. We also face risk in adapting our business model in particular markets. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex and changing. Regulatory and similar initiatives around the world have also become more wide-ranging and prescriptive and affect how we operate and our results. In particular, increasing focus on nutritional content and on the production, processing and preparation of food “from field to front counter” presents challenges for our Brand.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales depends largely on how well we execute the Plan to Win.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

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Our ability to anticipate and respond effectively to trends or other factors that affect the informal eating out market and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about our products, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

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The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

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Our ability to respond effectively to adverse perceptions about the quick-service segment of the informal eating out market, our products and promotions (including the premiums we offer, such as our Happy Meal toys) or the reliability of our supply chain and the safety of the ingredients we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

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The success of our plans to improve existing products and to roll out new products and product line extensions, as well as the impact of our competitors’ actions, including in response to our product improvements and introductions, and our ability to continue robust product development and manage the complexity of our restaurant operations;

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Our ability to achieve an overall product mix that differentiates the McDonald’s experience and balances consumer value with margin expansion, including in markets where cost or pricing pressures may be significant;

•	The impact of pricing, marketing and promotional plans on product sales and margins and on our ability to target these efforts effectively to maintain or expand market share and increase guest counts;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect the vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified local personnel to manage our operations and growth in certain developing markets;

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Our ability to drive restaurant improvements and to motivate our restaurant personnel to achieve sustained high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

•	Our ability to maintain alignment with our franchisees on capital-intensive and other operating and promotional initiatives;

•

The risks to our Brand if a franchisee or licensee defaults in its obligations (particularly requirements to pay royalties, make capital investments and open new restaurants), experiences food safety or other operational problems or otherwise projects a brand image inconsistent with our values, all of which become more significant risks if an agreement places a large number of restaurants under the control of a single franchisee or licensee as is the case in Latin America;

•

Whether our ongoing restaurant remodeling and rebuilding initiatives, which vary from year to year by market and type, are targeted at the elements of the restaurant experience that will best accomplish our goals to enhance the relevance of our Brand and achieve an efficient allocation of our capital resources; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by global and local market conditions, which can adversely affect our sales, margins and net income.

Our results of operations are substantially affected not only by global economic conditions, but also by local operating and economic conditions, which can vary substantially by market. Unfavorable conditions can depress sales in a given market and may prompt promotional or other actions that adversely affect our margins, constrain our operating flexibility or result in charges, restaurant closings or sales of Company-operated restaurants. Certain macroeconomic events, such as the current uncertain economic conditions and increased unemployment levels, could have an even more wide-ranging and prolonged impact on the general business environment and consumer spending, which could also adversely affect us. Whether we can manage these risks effectively depends mainly on the following:

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Our ability to manage volatile commodity prices and the anticipated negative impact of fluctuations in foreign exchange rates on our 2009 results, as well as any impact of changes in interest rates and governmental actions to manage national economic conditions such as the availability of credit, consumer spending, unemployment levels and inflation rates;

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The impact on our margins of labor costs given our labor-intensive business model, the trend toward higher wages in both mature and developing markets and the potential impact of union organizing efforts on day-to-day operations of our restaurants;

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Whether we are able to identify and develop restaurant sites, either directly or through licensees or other parties, consistent with our plans for net growth of Systemwide restaurants from year to year, and whether new sites are as profitable as expected;

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The challenges and uncertainties associated with operating in developing markets, such as China, Russia and India, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment; and

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings.

Increasing regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings, and the impact of new, potential or changing regulation that affects or restricts elements of our business, particularly those relating to advertising to children, nutritional content and product labeling and safety;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation in ways that could be material to our business;

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The risks and costs of McDonald’s nutritional labeling and other disclosure practices, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information obtained from third party suppliers;

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The risks and costs to us and on our supply chain of increased focus by U.S. and overseas governmental authorities on environmental matters, particularly in the area of climate change and the reduction of greenhouse gases, as well as related matters, such as water consumption;

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The impact of litigation trends, particularly in our major markets, including class actions, labor and employment claims and landlord/tenant disputes, the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; and the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our Brand and products;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products or the appropriateness or accuracy of our advertising or other communications;

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The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, job classifications, mandatory healthcare benefits, unlawful workplace discrimination and immigration;

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The impact of the current economic conditions on unemployment levels and consumer confidence, particularly if conditions do not recover in 2009, and the effect of initiatives to stimulate economic recovery and to stabilize or further regulate financial markets on the cost and availability of funding for the Company and its franchisees, inflation and foreign exchange rates;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price or import-export controls or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The risks associated with information security and the use of cashless payments, such as increased investment in technology, the costs of compliance with privacy, consumer protection and other laws, the impact on our margins as the use of cashless payments increases, the potential costs associated with alleged security breaches and the loss of consumer confidence that may result; and

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The impact of changes in financial reporting requirements, accounting principles or practices, related legal or regulatory interpretations or our critical accounting estimates, changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the IRS in connection with our tax audits, all of which will depend on their timing, nature and scope.

Our results and financial condition are affected by our ownership mix and whether we can achieve a mix that optimizes margins and returns, while meeting our business needs and customer expectations.

In recent years, we have reduced the number of Company-operated restaurants and we are planning further reductions by refranchising Company-operated restaurants or entering into developmental license agreements. Whether and when we can achieve these plans, as well as their success, will be affected by the following:

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Our ability to identify prospective franchisees and licensees with the experience and financial resources in the relevant markets to be effective operators of McDonald’s restaurants and how quickly we can reach agreement with our counterparties;

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The nature and amount of contingent liabilities and other exposures we may retain in connection with developmental license agreements, such as the indemnification obligations we may incur as a result of the Latam transaction;

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The risk that our contractual and other rights and remedies to protect against defaults by our counterparties will be limited by local law, costly to exercise or otherwise subject to limitations or litigation that may impair our ability to prevent or mitigate any adverse impact on our Brand or on the financial performance we expect under our franchising and developmental license agreements; and

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Changes in the operating or legal environment and other circumstances that cause us to delay or revise our plans to alter our ownership mix, including potential constraints on access to capital by existing or prospective franchisees.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The current uncertain global economic conditions and market volatility;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

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Trading activity in our common stock or related instruments, which can reflect market commentary or expectations about our business (including commentary that may be unreliable or incomplete in some cases) or investor confidence generally; purchases by shareholders who may seek to affect our business strategies; sales of large blocks of our stock or portfolio rebalancing activities by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average; and

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The impact of our stock repurchase program, dividend rate or changes in our debt levels that may affect our credit ratings, interest expense, ability to obtain funding on favorable terms or our flexibility, especially if lenders impose new operating or financial covenants, as well as the impact of other corporate actions, such as ongoing initiatives to rationalize our corporate structure.

Our results can be adversely affected by disruptions or events, such as the impact of severe weather conditions and natural disasters.

Severe weather conditions, terrorist activities, health epidemics or pandemics or the prospect of these events can have an adverse impact on consumer spending and confidence levels or on other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.